STATEMENT OF INCORPORATION WITH RESPECT TO

COPPERBELT ENERGY CORPORATION PLC

1.	Copperbelt Energy Corporation PLC (hereinafter referred to as “the Company”) is a public limited company organised under the laws of the Republic of Zambia having its registered office at Headquarters 23rd Avenue PO Box 20819 Kitwe Zambia under company registration number 39070. The Company was incorporated by Certificate of Incorporation given under the hand of the Registrar of Companies, Republic of Zambia, in Lusaka on 19th day of September 1997.

2.	According to the registration of the Company at the Companies Registry, the Articles of Association of the Company were last amended by Special Resolution passed on December 3, 1997 by which the share capital of the Company was divided into ten million (10,000,000) Shares with a par value of one US cent (1 US cent) each and one (1) Special Share of one US dollar (US$ 1.00). The Articles of Association have not been amended since.

3.	The activities of the Company are not restricted by an objects provision in the Articles of Association. The Articles of Association do, however, contain provisions requiring defined approvals to be obtained with respect to certain activities referred to in the Articles.

4.	According to the registration of the Company at the Companies Registry, the following are directors of the Company:

Katai Kachasa, John Patterson Ian Burgwin Andrew Chapman Steven Marshall John Bryant Andrew Turk Vladimir Prerad Charles Milupi	of 69 Gasti Avenue, Mufulira, Zambia
of ZCCM, Mukuba Pension House, Lusaka, Zambia
of CEC Guest House, Kitwe, Zambia
of CEC Guest House, Kitwe, Zambia
of The Grange, Balsall Common, United Kingdom
of Home Park, Wimbledon, United Kingdom
of Sambourne, Warwickshire United Kingdom
of Country Club Dri. Cincinnati, OH, United States of America
of Mimosa Lane, Power Village, Nkana East, Kitwe, Zambia

The information given in this Statement of Incorporation is correct as at January 1, 1999.

Andrew Chapman
Secretary